Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Medicus Pharma Ltd. on Form S-3 to be filed on or about January 30, 2026 of our report dated March 28, 2025, on our audit of the financial statements as of December 31, 2024 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 28, 2025.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

January 30, 2026